TeleAmerica Television Network
1411 Warner Ave., Suite B, Tustin, CA 92780
Phone (714) 716.5000

EXHIBIT


Power of Attorney

No one have elected to use a power of attorney. Therefore, there are no power of attorney in place at the present time.